Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-4 of our report dated April 10, 2024, of Nava Health MD, Inc relating to the audit of the consolidated financial statements as of December 31, 2023 and 2022, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

April 26, 2024